Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 11, 2013, in the Registration Statement (Form S-11) and related Prospectus of Carter Validus Mission Critical REIT II, Inc. for the registration of 200,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, GA

October 11, 2013